UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
CARLOS P. SALAS

ELIZABETH A. TUMULTY
STEPHEN USHER
DAVID GLAZEK

DANIEL MALMAN
AMIT THAKRAR

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On April 8, 2021, Standard General Master Fund L.P. sent to the Company a books and records demand under Section 220 of the Delaware General Corporation Law. A copy of the demand is filed herewith as Exhibit 1.

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Standard General L.P., together with the other participants named therein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the "Company").

STANDARD GENERAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR: OKAPI PARTNERS LLC, BRUCE GOLDFARB / JASON ALEXANDER / PAT MCHUGH, 212-297-0720, INFO@OKAPIPARTNERS.COM

EXHIBIT 1:

April 8, 2021

By Electronic and Overnight Mail

Board of Directors

TEGNA Inc.

8350 Broad Street, Suite 2000

Tysons, Virginia 22102

Attn: Akin S. Harrison, Esq.

Senior Vice President, General Counsel and Secretary

Dear TEGNA Board of Directors:

As you know, Standard General L.P. ( “Standard General”), the largest active shareholder of TEGNA Inc. (“TEGNA” or the “Company”), previously has raised serious concerns regarding the racially insensitive incident involving Adonis Hoffman and CEO Dave Lougee, and the Board’s failure to conduct a thorough and independent investigation into that matter. Standard General has now received a six-page, single-spaced letter detailing further allegations that show “the roots of racist behavior within Tegna/Gannett are ugly and run deep,” reflected in “egregious practices within Tegna/Gannett dating back decades.” That letter is attached as Exhibit A hereto (the “Letter”).

The Letter describes a broad pattern of bias and racially-insensitive behavior, including the following allegations:

•	An event in which the TEGNA Vice President, who now helms the Company’s employee recruiting efforts, wore black face at a Company event dressed as Michael Jackson. Far from being reprimanded, that employee apparently won an award for wearing the best costume and was subsequently promoted to her current executive role.

•	The termination of a Latina reporter eleven months after she suffered a stroke because she was no longer up to “9News standards.”

•	Termination and non-renewal of prominent Latinx reporters working at TEGNA’s Denver station primarily due to their coverage of immigration issues, including requiring Latinx employees to disclose their own immigration status when broadcasting about such issues.

•	An incident in which a corporate marketing executive explained using purple graphics, which “African American audiences might enjoy,” referring to “You know, like the Color Purple (a novel and a movie),” and introduced new theme music as the “sound of the street,” to which she “stomped her hands and feet.”

•	A practice of instructing Asian reporters “how to apply makeup so her eyes will look more ‘Western’” and Black or Latin on-air employees being “hammered for your dialect.”

In addition to the allegations reflected in the Letter, Media sources have reported on alleged discrimination at a variety of TEGNA stations, including stations located in Denver, Des Moines, Indianapolis and Tampa Bay. A sampling of these media reports are attached hereto as Exhibit B. The Letter and the allegation described in the media reports strongly suggest that the Company’s management has exhibited a pattern of bias towards its diverse employees over many years based on race, ethnicity and physical disability. In response to these patterns of bias, six elected officials in Denver (including a Senator and a member of the House of Representatives) asked for a meeting with the KUSA station head – following this meeting they released a public statement on April 2, 2021 where they said the conversation “wasn’t encouraging or congruent to the crisis of confidence that they (TEGNA station) are facing from Latinos and other communities of color” and that they “expected more”.

Standard General previously expressed its concern about possible biases present in upper management. At a minimum, the allegations in the Letter and the media reports strongly call into question whether the Board and senior management have complied with their fiduciary duties to oversee the Company’s compliance with federal anti-discrimination laws and are exposing the Company to significant liability, damage and reputational harm.

In view of the foregoing, Standard General Master Fund L.P. (“SGMF”), the record owner of 100 shares of common stock, $1.00 par value per share, of TEGNA (“Common Stock”) and a private investment vehicle for which Standard General serves as investment manager,1 hereby demands, pursuant to Section 220 of the Delaware General Corporation Law, 8 Del. C. § 220 (“Section 220”), that the Company make available for immediate inspection the following books and records of the Company (the “Demand”):

[1]	As the Company is aware, Standard General is the beneficial owner of 15,375,927 shares of Common Stock, representing approximately 7.0 % of the Company’s issued and outstanding Common Stock, as disclosed in the Schedule 13D filed by Standard General with the Securities and Exchange Commission with respect to the Common Stock, as amended on March 17, 2021.

1.	All documents reflecting the supposed “review” conducted by the Board and the Company’s General Counsel regarding the racially insensitive incident between Mr. Lougee and Adonis Hoffman, including all interview notes taken during the Board’s and outside counsel’s interview of Mr. Lougee.

2.	All Board minutes and Board resolutions relating to the Adonis Hoffman incident, including all exhibits thereto.

3.	All documents relating to the Board’s oversight of diversity and inclusion programs at the Company (including all documents created for or maintained by any Board subcommittees primarily charged with overseeing those matters).

4.	All documents reflecting employee allegations of racial, ethnic or disability bias, including maintaining a hostile work environment, against senior management at the Company over the past five years, including those reported to have allegedly occurred at TEGNA stations located in Denver, Des Moines, Indianapolis and Tampa Bay, and documents sufficient to show the resolution of such allegations, including the Board’s role in addressing any such allegations.[2]

These issues directly impact TEGNA’s culture of compliance and commitment to welcoming diverse communities that reflect the overall populations that TEGNA serves. The Board plainly has a fiduciary duty to its stockholders to maintain and enforce appropriate policies and controls to ensure TEGNA’s compliance with applicable anti-discrimination laws. The information requested herein goes to the heart of whether TEGNA’s Board of Directors is fulfilling those duties, the urgency of which is underscored by the inexplicable incident between Mr. Lougee and Mr. Hoffman, which the Board failed to independently review or remediate. This Demand is plainly being made for a proper purpose.

We request that the materials identified above be made available as soon as possible. Section 220 requires the Company to respond to this Demand within five (5) business days of the date hereof. Please feel free to email my counsel (Michael.Keats@FriedFrank.com) or call me at (212) 257-4701 as promptly as practicable within the requisite timeframe to advise when and where the items requested above will be made available for inspection. I hereby authorize Fried, Frank, Harris, Shriver & Jacobson LLP and its respective partners, associates and employees to conduct, as SGMF’s agents, the inspection and copying requested herein and otherwise act on behalf of the undersigned pursuant to the power of attorney attached hereto as Exhibit D. We also are prepared to enter into a confidentiality agreement on reasonably acceptable terms with respect to the requested documents.

In the event that the Company does not respond to this Demand or fails to permit inspection and copying of the demanded documents within five (5) business days from the date of this letter, we will seek appropriate relief to the fullest extent permitted by law.

I declare and affirm under the penalty of perjury, pursuant to 10 Del. C. § 3927, that the foregoing is true and correct.

STANDARD GENERAL MASTER FUND L.P.

By:
Name: Soohyung Kim
Title: Chief Executive Officer, Investment Manager

[2]	Standard General previously received an anonymous letter containing allegations regarding a senior manager in Denver maintaining a hostile work environment, including making inappropriate statements such as “don’t worry about that queer, I will handle him,” “is he a retard?,” and generally mistreating employees. As that letter includes allegations that now appear to be part of an overall pattern of allegations against the Company with respect to discriminatory practices and a hostile work environment, we attach a copy as Exhibit C.

EXHIBIT A

Dear Mr. Kim:

I am writing to you to give you background about egregious practices within Tegna/ Gannett dating back decades. As the largest shareholder, you have a right to know the history behind the appalling incident involving CEO Dave Lougee and your board nominee, Adonis Hoffman.

Reading about this was disappointing, but not surprising. You are probably aware of two pending lawsuits against Tegna by former longtime employees, Reginald Roundtree and Andrea Morehead, both of whom are Black. Their legal actions are likely symptomatic of a cultural problem with deep roots involving top layers of management.

Tegna is quick to cite statistics about how diverse the company is with hiring practices, but ask about their minority employee retention. Patti Dennis is a vice president and the talent recruiter for Tegna, which means she fills the quota given to her by superiors like Dave Lougee. Patti's racist roots, her true colors, were evident from the very beginning of her tenure a KUSA decades ago. A few examples: On Halloween in the early eighties, Patti dressed like Michael Jackson from Thriller, complete with the glove and Black face. When Edwin "Sonny" Jackson, one of the few Black employees at the time, expressed concern, he was told it was all in fun. The station not only defended Patti's offensive behavior, she was rewarded for having the best costume. Patti had it in for Sonny from that day forward. He was promoted up the chain for his work ethic and integrity. When Patti became his boss, she began humiliating him by taking away authority bit by bit and ultimately reduced him to the entry-level position of assignment editor. Sonny maintained his dignity by getting a new position as the public information officer for Denver Police Department where his hard work and character were appreciated for many years. Patti had a "routine" she would break into when the White male anchor team would give her a hard time. She would wait until she was out of earshot of those anchors and go into a "Yassah Massah" sketch to entertain the employees behind the scenes and to bandage her wounded pride. Those who were offended were afraid to speak up because they knew the power that Patti wielded and they would be fired for not being able to take "a joke." Patti was also instrumental in getting Fidel "Butch" Montoya pushed out of the station. Butch worked his way up from copy boy to chief photographer to vice president of news.

KUSA is the very station that fired Latina reporter Kristen Aguirre after she suffered a stroke in 2019. She was let go last April after being told she was no longer up to 9News standards. Along those same lines, here is a recently published first-hand account in Westword of what happened to yet another Latina reporter, Lori Lizarraga:

It was during my second week as a new reporter in Denver that I remember first feeling concerned about discrimination in my newsroom.

I was covering the story of a young man brought to the States from Mexico as a baby. In his high school newspaper, he wrote about his journey to college as an undocumented student, fighting just to be allowed to apply. I asked him to share that story on 9News. It was one of my first pieces.

Back in the newsroom, I would raise a concern that would become a familiar point of contention over the next two years. Managers reviewing my piece told me I was not allowed to describe the young man in my story — or anyone else for that matter — as "undocumented" while at 9News. Instead, I was instructed to use "here illegally" or "illegally in the country." For two years, I explained that I was not comfortable with that verbiage and how it could discourage my community from this platform. For two years, my managers repeated the 9News guidelines.

Ultimately, it was decided that the story wouldn't air that day — an impasse, and the first of many.

While in 2021 the use of "undocumented" is an industry standard in immigration coverage, the 9NEWS standard solidified in 2013 remains unchanged.

As a first-gen 25-year-old Latina and one of several Latinos at 9News with the same feedback, I was surprised how often our voices and lived experiences in the immigrant community were so readily dismissed. If not the verbiage itself, the lack of productive conversation and consideration of our perspectives in a mainstream media newsroom should be concerning.

Making decisions about communities of color without communities of color in the room is negligent. Making those decisions about our community while actively ignoring our input is the definition of oppression.

As a journalist and proud woman of color, I am writing this for a single driving reason: community. Because it's the community that suffers when a watchdog agency so influential and relied upon can perpetuate the patterns of inequity that it calls out in other institutions.

After two years and hundreds of community stories, my contract was not renewed, and I am no longer a reporter at 9News. Like several Latinas before me, leaving was not my choice. In fact, I am the third on-air Latina reporter at 9News to be let go in less than a year — a first-time experience in this industry for each of us, and unique, too, for the station, which has renewed every other reporter since 2018.

It's not just that the three of us were "not up to 9News standards." It's that the standard was a moving target that our contributions uniquely did not reach — for Kristen Amint: that was eleven months after she had a stroke. Its that it happened alongside the hire of three more white on-air professionals at 9News just this year; alongside the addition of yet another white man to an investigative news team with a single person of color; alongside months of employees asking for more equitable representation in our coverage and in our newsroom; and all during a global pandemic and racial justice movement that underscored not only the value, but the fundamental need for our perspectives from March 2020 to March 2021 — the exact time frame during which we were each shown the door.

Journalism is powerful. It can give life to a cause, a platform to a problem and an answer to a question. It holds those in positions of power accountable, remedies injustices and elevates entire groups within a community. But if the journalism doesn't represent the people in Westwood, Montbello, Globeville or Green Valley Ranch, the journalism doesn't have the power to do any of those things for those people.

That's the value of diverse journalists. We know where to look, what questions to ask, who to talk to and how to connect with those communities, because they're ours.

That's what I thought I was hired to do at 9News two years ago. A white-owned, white-led newsroom in pursuit of more representation, I thought. I was proud to be chosen for that. Over better pay in larger markets, I accepted a job at KUSA in Denver with a bright-eyed eagerness to learn from those among the industry's best.

I had a misunderstanding of the diversity they wanted when they hired me.

A few months in, I would "bring the newscast to a screeching halt" when I used eight seconds of a Spanish interview without a caption. I was told to remember our viewers who speak English.

After six months, I was instructed not to wear my hair in a bun with a middle part anymore — a style I have seen and worn as a Mexican and Ecuadorian woman all my life. Not a good look, I was told.

Last summer, I received written warnings for interacting on Twitter with several Black community leaders who are also my friends and mentors. "It suggests support for their positions on public policy issues," the warning said, though none of my stories supported that suggestion.

"Don't get fired" was my mantra by my second year.

I would go on to organize my colleagues of color to present a plan to management recommending more representation in our ongoing coverage of the racial justice movement. I was put on an "improvement plan" the next week. Managers pointed out problems with my work and my performance in biweekly meetings for months thereafter.

For two years, I lugged my diversity to 9News each day in the content of my journalism, wishing I could leave it at home without a clue as to when it became baggage. I was "too close" to the issues, too passionate, too emotional, too aggressive.

I was the most effective community journalist I had ever been, and I knew I was going to lose my job.

"We're just trying to figure out if you're worth keeping," my manager told me after two years. They let me go in a 90-second phone call two weeks later.

Without empowered representation from all walks of life and status, everyone loses. The value of white representation at 9News is not in question. It's the value of everyone else that seems to be.

My experience is not an isolated one. I found the pattern among colleagues past and present, as well as in the community. While most of us are not willing or able to risk what's at stake to speak out, three courageous men and women ultimately joined me for this story to share how they have been impacted.

Sonia Gutierrez was let go from 9News in 2020. During her time there, she could not cover immigration unless she disclosed her own immigration status on TV first.

"When I asked for an explanation or for examples of my work that showed bias, I did not receive a clear response," she told me. "For three years, I saw other journalists bring their lived experiences to the table as assets and go on to better cover those stories without having to reveal personal information."

She was recently hired as a community journalist for another local network.

"If you can't see their value, you aren't looking," wrote Jason McBride who knows all too well how decisions in a newsroom can impact his community. McBride has spent a decade in full-time gang-violence prevention and youth-development opportunities in Denver. In that time, media attention with intention has always been hard-fought.

"When we see people like Lori and Sonia being let go, we see the truth about 9NEWS's commitment to community," he continued. "Every time we think we have a voice, we lose it just as fast, and we know we'll be out here waiting again to tell our stories until someone else gets brave, or gets fired trying."

Dr. Ryan Ross, an educator, president of the Urban Leadership Foundation of Colorado and 9News Leader of the Year in 2016 also shared his perspective.

"In my opinion," he wrote, "the media is one of the greatest tools we have right now to battle injustice and oppression. Over the last ten years I have built relationships with exceptional women of color at Channel 9 who have unapologetically been this tool."

"The problem is, as soon as they amplify the drums to bring awareness to inequity, I find myself looking for a new media champion. I am left to question what fight is happening internally. What sacrifices have these journalists made to give the community a voice? From the outside looking in, it seems the ugly head of systematic racism is at work, targeting and eliminating the media champions who look like my community," Dr. Ross said. "I'm already sad to think who I will bid farewell to next."

I would not have been brave enough to come forward without the support of these three people. I would not have wanted to if not for a community so deserving of so much better.

I read a passage from a work by Bonnie Berman Cushing in which she affirms that accountability is not always doing it right. Sometimes it's really about what happens after it's done wrong. The first step is knowing who needs to be held accountable.

Check.

Another telling incident about the racism among the top tier at Tegna was reported to TV News insider site, FTVLive. Here is the whistleblower's report:

A former Tegna Reporter sent FTVLive an email about an incident that he witnessed first hand while working at the station.

Here is a his email below:

A few years ago I was a reporter for one of Tegna's larger stations, late 2017. We were going to be one of the first to debut new newscast graphics and several people from the corporate marketing team came to town.

Many people from our station were in the meeting where the head of marketing explained the philosophy of the new graphics. Specifically the colors they chose and the new theme music we would be using. She explained that the colors would be well received by our audience. She specifically mentioned the use of purple, which she said our African American audiences would enjoy. She attempted to validate this remark by saying and I quote "You know, like The Color Purple" (a novel and movie). She referred to the theme music as "the sound of the street." Once again, she used a broad example of my culture to validate why the musk would resonate with Black people: because of stomp music. She stomped her hands and fret.

The room was stunned and silent.

The head of marketing, who is still in that position today, is a white woman. The rest of the team sent to assist also white. I am a person of color. I don't know what street she thinks I live on, but my house does not have a touch of purple and I prefer classic rock.. If I had to guess, decisions based on what audiences of people who look like me were based on data and in consultation with people who probably do not look like me. I voiced my concerns of that presentation to my white manager, that it might be taken the wrong way, but was told her words did not mean anything and corporate would be gone soon. Words do mean something. Unconscious bias. Unconscious understanding of others. I have since left Tegna and I will be the first to admit that I appreciate what they're doing to improve inclusion, it comes from an honest place. But maybe start at the top #tegnasowhite

The main anchor position became available at WXIA in Atlanta and rather than promote a Black employee who would reflect the demographic makeup of the city, a White anchor, Cheryl Preheim, was promoted and moved from the Denver station. It was unfair because qualified Black candidates, one of whom is an Atlanta native, were passed over for this prime assignment.

The behavior goes on and on, but these examples will give you a good idea of just how deep racial issues are ingrained at Tegna. The company puts on a good face to get minority hires in the door at various stations but does not retain them. Imagine being an Asian reporter who is instructed by an image consultant how to apply makeup so her eyes will look more "Western" or being a Black or Latin on-air person who is repeatedly hammered for your dialect. It happens all the time and people get fed up and leave, or if they defend themselves, they are fired. Those actions are from the very company who is defending a White investigative producer who paid cash to a "security guard" to show up in plain clothes at a rally where the "security guard", who was unlicensed, shot and killed a protester. Hopes are high that police will discover that producer Zack Newman paid cash to Matthew Doloff under the direction of his bosses. Regardless, Tegna has blood on its hands over that entirely avoidable incident that left a man dead.

Hopefully, your team can look into this and get Tegna cleaned up from the top. That is where the problem is and will remain unless exposed. This is 2021, yet the roots of racist behavior within Tegna/Gannett are ugly and run deep. The information is 100% accurate and fairly easy to verify. Good luck.

EXHIBIT B

1.	Denver Station (KUSA)

FTVLIVE

TEGNA BOSS MEETS WITH HISPANIC OFFICIALS, IT DID NOT GO WELL

April 5, 2021//Scott Jones

FTVLive told you about the diversity problems that are coming to light at Tegna's KUSA in Denver.

While KUSA is not the only Tegna station dealing with race-related problems, KUSA issues seem to be getting the most attention right now.

And it appears things are not getting better. This is a screenshot of the Zoom call that KUSA General Manager Mark Cornetta had with a group of Hispanic elected officials.

While Cornetta tried to do his best sales job and say that the station was heading in the right direction, the Hispanic leaders did not buy what he was selling.

The leaders suggested to the station that they get rid of the current News Director and replace them with a person of color.

It also appears that the group has decided to stop doing interviews or pitching stories to KUSA and will shop those stories to other news outlets in town.

The leaders sent out a memo about the meeting and it appears they aren't going to listen to cheap talk from KUSA and their General Manager. They want to see some action and to be honest, I'm not sure you can blame them.

Here's their memo on the meeting:

FTVLIVE

DIVERSITY PROBLEMS AT TEGNA'S DENVER STATION

March 29, 2021/ Scott Jones

The news of Tegna’s diversity problems seems to be growing.

A past incident with Tegna’s CEO Dave Lougee. Problems at KENS in San Antonio and now issues raised in Denver.

Lori Lizarraga worked as a Reporter at Tegna’s KUSA in Denver.

Just as she started the job, she says that she was assigned to a story of a young man brought to the States from Mexico as a baby.

She writes, “Managers reviewing my piece told me I was not allowed to describe the young man in my story — or anyone else for that matter — as “undocumented” while at 9News. Instead, I was instructed to use “here illegally” or “illegally in the country.” For two years, I explained that I was not comfortable with that verbiage and how it could discourage my community from this platform. For two years, my managers repeated the 9News (KUSA) guidelines.”

She says that the story never aired and it was just the first of many incidents she had at KUSA.

Over a year ago, FTVLive told you how a picture of Lizarraga on the station’s website appeared to be lightened to make her look more white.

“While in 2021 the use of “undocumented” is an industry standard in immigration coverage, the 9NEWS standard solidified in 2013 remains unchanged,” she wrote in a story for Westword. Lizarraga then points to what she perceives as KUSA’s Latina problem.

“After two years and hundreds of community stories, my contract was not renewed, and I am no longer a reporter at 9News. Like several Latinas before me, leaving was not my choice. In fact, I am the third on-air Latina reporter at 9News to be let go in less than a year — a first-time experience in this industry for each of us, and unique, too, for the station, which has renewed every other reporter since 2018,” she wrote.

She then wrote about her time at the Tegna station.

“That’s what I thought I was hired to do at 9News two years ago. A white-owned, white-led newsroom in pursuit of more representation, I thought. I was proud to be chosen for that. Over better pay in larger markets, I accepted a job at KUSA in Denver with a bright-eyed eagerness to learn from those among the industry’s best.

I had a misunderstanding of the diversity they wanted when they hired me.

A few months in, I would “bring the newscast to a screeching halt” when I used eight seconds of a Spanish interview without a caption. I was told to remember our viewers who speak English.

After six months, I was instructed not to wear my hair in a bun with a middle part anymore — a style I have seen and worn as a Mexican and Ecuadorian woman all my life. Not a good look, I was told.

Last summer, I received written warnings for interacting on Twitter with several Black community leaders who are also my friends and mentors. “It suggests support for their positions on public policy issues,” the warning said, though none of my stories supported that suggestion.

“Don’t get fired” was my mantra by my second year.

I would go on to organize my colleagues of color to present a plan to management recommending more representation in our ongoing coverage of the racial justice movement. I was put on an “improvement plan” the next week. Managers pointed out problems with my work and my performance in biweekly meetings for months thereafter.

For two years, I lugged my diversity to 9News each day in the content of my journalism, wishing I could leave it at home without a clue as to when it became baggage. I was “too close” to the issues, too passionate, too emotional, too aggressive.

I was the most effective community journalist I had ever been, and I knew I was going to lose my job.

“We’re just trying to figure out if you’re worth keeping,” my manager told me after two years. They let me go in a 90-second phone call two weeks later.”

The fact that the station got rid of three Latina Reporters in a year, has to raise some sort of flag.

The question….has Tegna corporate looked into this, and if so what are they going to do about it?

Stay tuned…..

Westword

LatinXed: 9News Got Rid of Three Latina Reporters This Past Year, Including Me

LORI LIZARRAGA | MARCH 28, 2021 | 6:06AM

It was during my second week as a new reporter in Denver that I remember first feeling concerned about discrimination in my newsroom.

I was covering the story of a young man brought to the States from Mexico as a baby. In his high school newspaper, he wrote about his journey to college as an undocumented student, fighting just to be allowed to apply. I asked him to share that story on 9News. It was one of my first pieces.

Back in the newsroom, I would raise a concern that would become a familiar point of contention over the next two years. Managers reviewing my piece told me I was not allowed to describe the young man in my story — or anyone else for that matter — as “undocumented” while at 9News. Instead, I was instructed to use “here illegally” or “illegally in the country.” For two years, I explained that I was not comfortable with that verbiage and how it could discourage my community from this platform. For two years, my managers repeated the 9News guidelines.

Ultimately, it was decided that the story wouldn’t air that day — an impasse, and the first of many.

While in 2021 the use of “undocumented” is an industry standard in immigration coverage, the 9NEWS standard solidified in 2013 remains unchanged.

As a first-gen 25-year-old Latina and one of several Latinos at 9News with the same feedback, I was surprised how often our voices and lived experiences in the immigrant community were so readily dismissed. If not the verbiage itself, the lack of productive conversation and consideration of our perspectives in a mainstream media newsroom should be concerning.

Making decisions about communities of color without communities of color in the room is negligent. Making those decisions about our community while actively ignoring our input is the definition of oppression.

As a journalist and proud woman of color, I am writing this for a single driving reason: community. Because it’s the community that suffers when a watchdog agency so influential and relied upon can perpetuate the patterns of inequity that it calls out in other institutions.

After two years and hundreds of community stories, my contract was not renewed, and I am no longer a reporter at 9News. Like several Latinas before me, leaving was not my choice. In fact, I am the third on-air Latina reporter at 9News to be let go in less than a year — a first-time experience in this industry for each of us, and unique, too, for the station, which has renewed every other reporter since 2018.

It’s not just that the three of us were “not up to 9News standards.” It’s that the standard was a moving target that our contributions uniquely did not reach — for Kristen Aguirre, that was eleven months after she had a stroke. It’s that it happened alongside the hire of three more white on-air professionals at 9News just this year; alongside the addition of yet another white man to an investigative news team with a single person of color; alongside months of employees asking for more equitable representation in our coverage and in our newsroom; and all during a global pandemic and racial justice movement that underscored not only the value, but the fundamental need for our perspectives from March 2020 to March 2021 — the exact time frame during which we were each shown the door.

Journalism is powerful. It can give life to a cause, a platform to a problem and an answer to a question. It holds those in positions of power accountable, remedies injustices and elevates entire groups within a community. But if the journalism doesn’t represent the people in Westwood, Montbello, Globeville or Green Valley Ranch, the journalism doesn’t have the power to do any of those things for those people.

That’s the value of diverse journalists. We know where to look, what questions to ask, who to talk to and how to connect with those communities, because they’re ours.

That’s what I thought I was hired to do at 9News two years ago. A white-owned, white-led newsroom in pursuit of more representation, I thought. I was proud to be chosen for that. Over better pay in larger markets, I accepted a job at KUSA in Denver with a bright-eyed eagerness to learn from those among the industry’s best.

I had a misunderstanding of the diversity they wanted when they hired me.

A few months in, I would “bring the newscast to a screeching halt” when I used eight seconds of a Spanish interview without a caption. I was told to remember our viewers who speak English.

After six months, I was instructed not to wear my hair in a bun with a middle part anymore — a style I have seen and worn as a Mexican and Ecuadorian woman all my life. Not a good look, I was told.

Last summer, I received written warnings for interacting on Twitter with several Black community leaders who are also my friends and mentors. “It suggests support for their positions on public policy issues,” the warning said, though none of my stories supported that suggestion.

“Don’t get fired” was my mantra by my second year.

I would go on to organize my colleagues of color to present a plan to management recommending more representation in our ongoing coverage of the racial justice movement. I was put on an “improvement plan” the next week. Managers pointed out problems with my work and my performance in biweekly meetings for months thereafter.

For two years, I lugged my diversity to 9News each day in the content of my journalism, wishing I could leave it at home without a clue as to when it became baggage. I was “too close” to the issues, too passionate, too emotional, too aggressive.

I was the most effective community journalist I had ever been, and I knew I was going to lose my job.

“We’re just trying to figure out if you’re worth keeping,” my manager told me after two years. They let me go in a 90-second phone call two weeks later.

Without empowered representation from all walks of life and status, everyone loses. The value of white representation at 9News is not in question. It’s the value of everyone else that seems to be.

My experience is not an isolated one. I found the pattern among colleagues past and present, as well as in the community. While most of us are not willing or able to risk what’s at stake to speak out, three courageous men and women ultimately joined me for this story to share how they have been impacted.

Sonia Gutierrez was let go from 9News in 2020. During her time there, she could not cover immigration unless she disclosed her own immigration status on TV first.

“When I asked for an explanation or for examples of my work that showed bias, I did not receive a clear response,” she told me. “For three years, I saw other journalists bring their lived experiences to the table as assets and go on to better cover those stories without having to reveal personal information.”

She was recently hired as a community journalist for another local network.

“If you can’t see their value, you aren’t looking,” wrote Jason McBride, who knows all too well how decisions in a newsroom can impact his community. McBride has spent a decade in full-time gang-violence prevention and youth-development opportunities in Denver. In that time, media attention with intention has always been hard-fought.

“When we see people like Lori and Sonia being let go, we see the truth about 9NEWS’s commitment to community,” he continued. “Every time we think we have a voice, we lose it just as fast, and we know we’ll be out here waiting again to tell our stories until someone else gets brave, or gets fired trying.”

Dr. Ryan Ross, an educator, president of the Urban Leadership Foundation of Colorado and 9News Leader of the Year in 2016, also shared his perspective.

“In my opinion,” he wrote, “the media is one of the greatest tools we have right now to battle injustice and oppression. Over the last ten years I have built relationships with exceptional women of color at Channel 9 who have unapologetically been this tool.”

“The problem is, as soon as they amplify the drums to bring awareness to inequity, I find myself looking for a new media champion. I am left to question what fight is happening internally. What sacrifices have these journalists made to give the community a voice? From the outside looking in, it seems the ugly head of systematic racism is at work, targeting and eliminating the media champions who look like my community,” Dr. Ross said. “I’m already sad to think who I will bid farewell to next.”

I would not have been brave enough to come forward without the support of these three people. I would not have wanted to if not for a community so deserving of so much better.

I read a passage from a work by Bonnie Berman Cushing in which she affirms that accountability is not always doing it right. Sometimes it’s really about what happens after it’s done wrong. The first step is knowing who needs to be held accountable.

Check.

FTVLIVE

A WHITE OUT IN DENVER

June 22, 2020/ Scott Jones

Tegna’s KUSA (Denver) did a special that they titled, “Racism and the Road to Change” it was hosted by KUSA Anchor Kim Christiansen.

Christiansen is white and while the show used a number of black leaders, some in the newsroom thought that a Journalist of color should have fronted the special.

Sources tell FTVLive that a number of people attended a Zoom meeting with management to ask questions about this and about other diversity issues with the station.

A look at the news team and you will see that when it comes to black faces, the Tegna station is sorely lacking in that area.

“Tegna pushes campaigns of diversity and inclusion. It's just that---a campaign to make white Tegna feel better,” says one TV newsie to FTVLive.

KUSA called their special "Road to Change” but the road they should be working on is the one that leads up to the station’s front door.

It’s time KUSA put a much stronger focus on hiring black Journalists.

Just saying….

FTVLIVE

TURNING BROWN TO WHITE

February 21, 2020/ Scott Jones

KUSA (Denver) Reporter Lori Lizarraga posed for the station picture to be used on the Tegna station’s website.

When Lizarraga looked at her photo taken in the shoot, she noticed that she appeared to be made to look “whiter.”

Lizarraga lables herself as a “Proud Latina” and she had a bit of a problem with the pic that seemed to make her look white.

She went to the station to voice her concerns and they changed the photo.

She also took to social media to explain what happened and why she felt the need to speak up.

Good for her for doing so:

2.	Des Moines Station (WOI-TV)

Des Moines Register

WOI-TV denies sex, age discrimination against former news director in federal court

William Morris

Nov. 4, 2020

A former news director for Des Moines' WOI-TV station will make her claim of gender discrimination in federal court.

April Samp was let go in December 2019, shortly after WOI was acquired by McLean, Virginia-based Tegna Inc. Samp is one of several women older than 40 forced out from WOI after the Tegna acquisition, and has argued her age, gender and advocacy for gender pay equity at the station are behind the company's decision to fire her.

Court records show Samp sued Tegna in Iowa court on Sept. 21, shortly after being granted the right to do so by the Iowa Civil Rights Commission. In her complaint, she notes the station won a series of awards under her tenure and claims that, when she had a dispute with a male coworker, the Tegna-appointed station general manager told her it was her problem to deal with and said that, "This is just a good example of why men make better leaders than women; because they aren’t so emotional."

The complaint includes separate claims of sex discrimination, age discrimination and retaliation under the Iowa Civil Rights Act, and requests an unspecified amount in compensation for lost wages and benefits and emotional distress.

The case was moved to federal court Oct. 19 at Tegna's request, and on Oct. 26 the company filed its answer. Tegna argues that Samp and the other women were fired or pushed out for legitimate business reasons unrelated to their sex, and that "even if (Samp) is able to prove that a prohibited factor motivated any adverse employment action by any Defendant, Defendants would have taken the same action even absent such motivation."

No further hearings have yet been scheduled.

Samp's lawsuit comes not long after longtime WHO-TV anchor Sonya Heitshusen was denied a new contract and left the station, an action she believes was driven by her age. Heitshusen's departure came shortly after WHO was acquired by Nexstar Media, which ran WOI until its acquisition by Tegna.

3.	Tampa Bay Station (WTSP)

CL Tampa Bay

Trouble for TEGNA

The former director of digital for WTSP/10 News has sued the station’s parent company for sex discrimination.

CATHY SALUSTRI // AUG 16, 2017

The former director of digital for WTSP 10News filed a lawsuit on Aug. 15 against media giant TEGNA, charging the company with violating Title VII of the 1964 Federal Civil Rights Act, the Equal Pay Act and the Florida Civil Rights Act, according to a copy of a lawsuit filed by her lawyer.

Theresa Collington, who started as a news researcher with WTSP in 2002, took over managing the station’s website and, later, social media in 2003. In 2007, Gannett officially made her director of digital, one of four department heads who reported directly to General Manager Elliott Wiser, CL ascertained after an interview last month with Collington and her lawyer, Gary L. Butler, and reviewing the filing Tuesday afternoon.

She was the only female department head.

She was also the only one of the four who didn’t get paid the same way, have the same benefits or the same health insurance, the lawsuit alleges. For the other directors, payroll came directly from the parent company, as did their health insurance and stock options. Collington, however, received her paycheck from a subsidiary, as did the lower-level staff. (This continued when Gannett and TEGNA split in June 2015 and WTSP became a TEGNA station.)

“All other department heads at the Station and, based on Collington’s information and belief, all Directors of Digital at other stations owned by TEGNA are considered executive positions and are paid through TEGNA’s corporate payroll. All executive-level employees on TEGNA’s payroll receive higher salaries, larger bonuses, better retirement plans, and better insurance and other benefits than do similarly situated employees on the payrolls of P&S and TEGNA’s other subsidiaries. In addition, TEGNA employees receive stock bonuses awarding them stock in TEGNA, a publicly-traded company, which are not regularly issued to employees on the payrolls of P&S and TEGNA’s other subsidiaries,” the lawsuit says, continuing:

“However, even after promoting her to Director of Digital, TEGNA left Collington on P&S’s payroll, denying her the higher monetary and non-monetary compensation paid to other Department Heads on the TEGNA corporate payroll.”

When then-GM Ken Tonning made Collington a direct report, she asked for parity with the other direct reports, the lawsuit alleges and which Collington affirmed in our interview with her.

“‘I want to be be treated fairly, just like the rest of the department heads,’” she remembers telling him. “‘I want the same things.’”

“‘What do you think we get?’” Collington says he asked her.

She told him she wanted equal pay, a parking spot and equal health benefits.

“What I didn’t know was that there was a stock component that was never offered to me,” she says. When Tonning left and Wiser took over as GM, she repeated her request. That’s when, she told CL, she found out about the stocks the men received that she had not. She also told us Wiser — who has since left the station — had no idea she wasn’t receiving them. (Editor’s Note: Wiser told CL “I can’t talk to you” when we asked him for an interview.)

Collington also told us Wiser brought her request to a meeting with TEGNA's senior management, including CEO Dave Lougee. Senior management refused to compensate her equally. (According to documents posted by Florida-based industry blog FTV Live, it appears she did make less than not only the news director but his assistant. CL cannot verify the accuracy of these documents, but has no reason to disbelieve their veracity, either.)

Why?

Collington told us she received only the following explanations from human resources and the other male managers:

“‘Are you sure you really want to get paid once a month?’”

“‘It might put you in a different tax bracket, which means they would have to take more taxes out.’”

“‘Your benefits will be more expensive because most of the people on that payroll will be older.’”

Then came Lane Graves.

On June 14, 2015, reports of a toddler getting attacked by a gator at Disney World emerged. The Orange County Sheriff’s Office would not confirm these reports and the story changed over the course of the evening (please see our timeline below for links and more information) — and the toddler was missing. When Collington woke up the next morning and started reading conflicting reports, she told CL her “fake news” radar went on alert.

"I really hoped, up until the last minute, that the little baby was alive," she says. "I thought it was a hoax, like Balloon Boy. We were all duped by that in 2009."

Collington’s lawsuit, filed Aug. 15, speaks to her experience sniffing out suspicious-seeming stories:

“During the course of her fourteen-year employment, Collington developed a specialty in detecting scams, publicity stunts, ‘doctored’ photographs, and other hoaxes, now colloquially known as ‘fake news’,” the filing alleges. “The Station relied daily on Collington’s expert skills and instincts to prevent them from broadcasting and publishing unverified stories,”

On her personal Facebook page, Collington posted her thoughts that the disappearance/attack could be a hoax, starting the post with the words, “Bet you a beer…” (Disclosure: This writer, who met Collington in graduate school and remained in touch through Facebook, saw the post and agreed on Collington’s personal page that the gator story could be a hoax.) TEGNA executives commented on the post and agreed that it could be a hoax, “some applauding her decision to challenge the authenticity of the story, and none objecting to either the substance or tone of Collington’s post,” the lawsuit alleges.

TEGNA social media manager Evonne Benedict in Washington, on Collington's Facebook post. TEGNA management later told Collington she should have looked to Benedict for guidance about the post, Collington says. FACEBOOK SCREENSHOT

“Since the event was only a few days after the horrific Pulse Nightclub shooting in Orlando, the shooting death of a famous vocalist at another Orlando nightclub the night before that, and on the heels of a tropical storm, Collington believed the potential for an attention-stealing hoax was very real,” the lawsuit alleges.

When the baby’s body was found, Collington posted she had been wrong and expressed sadness, she tells CL. The lawsuit alleges that nothing happened for two days, until broadcast gossip columnist Scott Jones published Collington’s Facebook post on FTV Live, without comment or follow-up. Collington texted her concerns about the post to Wiser, "that an industry blogger took her post out of context." (CL contacted Scott Jones, who heads FTV Live, and asked him about his article. He would not reveal his source on the Collington's Facebook post but maintains that he found it inappropriate.) As the lawsuit explains, TEGNA suspended her for a week (and an extra day; see our timeline, below). When the company allowed her to return to work, Wiser read a script written by TEGNA executives, firing her for violating the company's social media policy:

“At TEGNA’s instruction, the General Manager read aloud from a sheet of paper the orders to terminate her. The written order asserted she had been fired because she had violated TEGNA’s social media policy,” the lawsuit alleges. (CL has emailed TEGNA and asked for a copy of the social media policy in effect at the time of the incident. At press time, the company had not responded.)

“His hands were shaking,” Collington told CL. “Locally, they were fighting for me.”

Collington isn’t arguing whether or not she violated the policy. She is, however, arguing that men who violate the policy have not been disciplined.

“Male employees of TEGNA and P&S, both at the Station and at other TEGNA-owned stations, including both on-air personalities and off-air management employees, have violated TEGNA’s social media policy. Those violations include posts that were sexually suggestive; posts that were sexually explicit; posts suggesting damaging private property and breaking the law; posts casting on-air personalities of TEGNA in a bad light; and posts making light of a natural disaster that had killed at least one child. However, none of those male employees were disciplined. None of those male employees were fired,” the lawsuit alleges.

Former WTSP meteorologist Jim Van Fleet (Van Fleet currently has a lawsuit pending against TEGNA as well, although not for anything related to social media policies) tweeted offensive material, Collington says — and, as director of digital, she tried to reprimand him for a Sept. 14, 2012 tweet of a license plate with an illustration of a nude woman under the words “Eatin’ Ain’t Cheatin,’ prefaced by the message, “Aaahhh… to be back in the Motherland!”

Collington says she repeatedly asked Tonning to speak to him. She says Tonning told her the writeups of such incidents would go in his file.

Questionable posts didn’t appear only in the Tampa Bay market; in Washington, D.C., at TEGNA’s WUSA 9, a CBS affiliate, Adam Longo posted a video to his public Facebook page about whether or not women were getting  fidget spinners stuck in their vaginas. He acknowledges the question is absurd, and disputes it as “fake news.” Longo, wearing a t-shirt, appears to be taping in a bedroom.

Perhaps, then, Collington’s perceived insensitivity to a child dying triggered her dismissal, or that a director level position should know better?

This summer, WTSP’s News Director Bob Clinkingbeard tweeted a mocked-up map of Hurricane Cindy, which killed a 10-year-old boy in Alabama. The map traced the storm’s path using images of Cindy Brady (of Brady Bunch fame).

Maybe, then, he still has a job because it didn't garner the attention Collington's post did?

FTV Live, the same site that brought attention to Collington's post, also posted critically about Clinkingbeard's hurricane "joke."

"TEGNA and P&S eventually hired a replacement for Collington at the Station," the lawsuit alleges. "The replacement is a male. His job responsibilities are less than those Collington had at the time she was terminated and he has less experience than Collington in that field. However, he is being paid more than Collington was making at the time of her termination.

Collington wonders if any other TEGNA women have experienced this sexism in the workplace.

The federal government passed EEO Title VII in 1964, five years before Collington was born. The law "prohibits employers from discriminating against employees on the basis of sex, race, color, national origin, and religion," according to the American Association of University Women.

"It's five years older than me," Collington says, "and we still have to deal with this shit."

CL reached out to Jim Van Fleet via Twitter and asked him to message the writer. He has yet to respond. CL also called TEGNA's vice president of corporate communications shortly after Butler filed the lawsuit; the woman who answered the phone asked us to email our questions to tegnacommunications@tegna.com.

CL still awaits a response, which we will publish online in its entirety with a link from this story when we receive it.

Cathy Salustri is the Arts + Entertainment editor for Creative Loafing Tampa. While she did attend graduate school with Collington, she made every effort to give every side of this story the opportunity to contribute to the story. Of everyone contacted, only FTV Live communicated with the paper. Email Cathy here.

A timeline of discrimination?

2002: Collington starts at WTSP as a news researcher. She receives, according to the complaint, excellent reviews.

2007: Gannett puts Collington in charge of the station's website and social media sites.

2011: Gannett officially promotes Collington to Director of Digital.

June 29, 2015: Gannett splits into two companies: TEGNA and Gannett. Gannett kept the print assets (USA Today and others) while TEGNA, whose senior leadership included Gannett broadcast executives, took over all broadcast and websites.

June 14, 2016 (Tuesday):

Parents report toddler Lane Graves missing at Walt Disney World, saying he was attacked by a single alligator. CBS and NBC both report that witnesses saw a single alligator involved in the attack. USA Today reports the father received a minor injury to his hand fighting off the alligator (the father told officials two gators attacked him as he tried to rescue his son, NBC reported later).

WTSP’s news team sends a Collington a push alert on her phone that a gator attacked a female toddler at Disney World.

The Orange County Sheriff Office will not confirm the attack.

June 15, 2016 (Wednesday):

4 a.m.: Collington reads the push alert and clicks the link, but the link is broken; staff tells her the report initially reported a girl but the story changed. She instructs them to change the story to read "child" and re-post. (When CL checked for this story on Aug. 15, 2017, all locally-originated coverage in the days following the attack had disappeared from WTSP's website.)

Collington posts on her personal Facebook page, suggesting the attack may be a hoax. (Disclaimer: this writer, who met Collington in graduate school and remained in touch through Facebook, saw the post and agreed on Collington's personal page it could be a hoax). TEGNA executives comment on the post and agree that it could be a hoax, "some applauding her decision to challenge the authenticity of the story, and none objecting to either the substance or tone of Collington’s post," the lawsuit alleges.

Shortly before 4:30 p.m.: OCSO confirms attack in a press conference, stating they had found a toddler’s body believed to be Lane Graves.

Collington posts on Facebook that she was wrong.

June 17, 2016 (Friday): Scott Jones, blogging for a broadcasting industry gossip site ftvlive.com, posts about Collington's post — sans comments or follow up posts. Collington texts Wiser to make him aware of the post.

TEGNA tells Wiser to suspend Collington for a week with pay.

June 24, 2016 (Friday): Collington texted Wiser and inquired about returning to work on Monday. She says Elliott replied "stand by."

June 27, 2016 (Monday): Collington received no communication from TEGNA.

June 28, 2016 (Tuesday): Wiser's assistant calls Collington and asks her to come in for a meeting the next day at 9:30 a.m.

June 29, 2016: One year anniversary of TEGNA and Gannett's tax-free split of businesses.

9:30 a.m.: Collington went to Wiser's office, where she finds Wiser and a representative from HR. Wiser reads from a paper and fires Collington. Collington does not have the opportunity to clear out her desk or personal effects.

4.	Indianapolis Station (WTHR)

Indianapolis Star

What you need to know about former WTHR anchor Andrea Morehead's lawsuit

Chris Sims

January 19, 2021

Indianapolis news anchor Andrea Morehead recently filed a lawsuit against her former employer in Indiana federal court.

The lawsuit comes after a recent battle with breast cancer. Morehead announced she was cancer-free in March 2020.

Here's what you need to know about Andrea Morehead's lawsuit:

Who is Andrea Morehead?

Morehead is a seven-time Emmy Award-winning news anchor, who most recently worked for the NBC affiliate at WTHR-TV Channel 13 in Indianapolis, according to her Twitter profile.

Who is Andrea Morehead suing?

Morehead is suing the parent company for WTHR-TV Channel 13, which is Tegna Inc. According to the Tegna website, the company owns 64 television stations and two radio stations in 51 markets across the country. The lawsuit was filed in federal court Jan. 13.

Why is Andrea Morehead suing Tegna?

Morehead's lawyer Terrance Kinnard alleges she suffered unlawful and discriminatory actions in the lawsuit.

The lawsuit claims Tegna fired Morehead after a formal complaint was made to the Equal Employment Opportunity Commission about discriminatory behavior she was experiencing.

Claims made in the lawsuit include:

•	Co-workers betting on her return to work after radiation and immunotherapy.

•	Morehead's reporting and story ideas were delayed or completely ignored by station management while co-workers work was being approved and aired.

•	Scheduling and workplace adjustments during treatment were made difficult by management .

•	When requests were made during her treatment, management would ask for additional information from doctors and share information Morehead had not intended to share about her treatment with co-workers.

At the very least, the lawsuit states damages would relate to how her personal and professional reputation was affected, embarrassment, emotional distress, humiliation and loss of income and benefits.

Did Andrea Morehead speak on the lawsuit?

Since the lawsuit was announced, Morehead made a post on Facebook Wednesday.

Morehead said there is more to the story of the "pervasive and unconscionable treatment" at WTHR in the post and told how the experience stole "the pure joy of the profession to inspire and give hope to others."

The journalist said her faith has been paramount in getting through the experience, especially since the lawsuit gained public attention.

She also took time to thank the community for allowing her to tell their stories and noted other journalists who have inspired her throughout her career. She hoped to have left an inspirational impact on interns and young journalist, as well.

"It’s true that I am taking that crucial step toward opening my heart, my mind, and my soul to walk with the wind, and continue to be an agent of good change for others," Morehead wrote. "As the sun sets on this chapter, I will now take time to heal, forgive, and press forward. Please know that I will always be in your service."

What is WTHR's stance on the lawsuit?

IndyStar reached out to employees named in the lawsuit. The only response came from WTHR General Manager Michael Brouder stating he was unable to comment on pending litigation.

What does Andrea Morehead want from the lawsuit?

Morehead is seeking attorney's fees, compensatory and punitive damages, lost wages and benefits and other relief. No specific dollar amount is mentioned in the lawsuit.

Indianapolis Recorder

WTHR faces lawsuit alleging discrimination

By BREANNA COOPER

January 21, 2021

WTHR-Channel 13 and its parent company, TEGNA Inc., are facing a discrimination lawsuit filed by longtime anchor Andrea Morehead.

Morehead, an Anderson native who began working for WTHR in 1999, alleges the company failed to accommodate her following a breast cancer diagnosis in September 2018, violating the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. The latter prohibits workplace discrimination on the basis of sex, race, religion, pregnancy and national origin.

Following her breast cancer diagnosis, which she shared publicly, the seven-time Emmy winner underwent daily radiation treatment through December 2018. Morehead shared her experience through her reporting. In February 2019, Morehead began immunotherapy, which can cause fatigue, fever, chills, weakness, nausea, vomiting, dizziness, body aches and blood pressure irregularities, according to the lawsuit filed Jan. 13.

According to the lawsuit, Morehead had to take “considerable time” off work because of the side effects of her cancer treatment, but she continued to come up with story ideas, conduct interviews and edit stories, among other responsibilities.

Morehead’s attorney, Terrance Kinnard, could not be reached for an interview. According to the suit, Morehead became aware of “a very disturbing conversation” between her colleagues, a $20 bet allegedly between four employees debating whether Morehead would return to work following her treatments.

The suit alleges while TEGNA managers were aware of this conversation and others, “no action was taken to admonish the participants and the behavior was allowed to continued unfettered.”

After Morehead discussed these issues — along with her health concerns — with WTHR general manager Michael Brouder, the suit claims he and other station managers “began a relentless campaign of harassment.”

Morehead’s complaints led to her stories being pulled from the air and credit for some story ideas being given to other WTHR employees, the lawsuit alleges. Further, it states WTHR management “persistently refused to provide production assistance to Andrea Morehead for interviews and logging tapes, even though the same assistance was provided to similarly-situated colleagues.” Eventually, after Morehead complained, she received the necessary accommodations.

The suit also alleges WTHR management disclosed confidential information about Morehead’s health to other anchors after shifts had to be adjusted to cover Joe Biden’s 2019 speech at the Indiana Convention Center.

While not directly related to her health, Morehead describes a hostile work environment. Specifically, the suit alleges a station photographer drove past Morehead after she was in a car accident, and the reporter in the car later told her the photographer refused to stop once he realized Morehead was involved.

Brouder did not reply to a request for comment.

While Morehead filed a charge of discrimination with the Equal Employment Opportunity Commission on May 27, 2020, Morehead was not let go from WTHR until December of that year, which the suit claims was a retaliatory discharge for Morehead filing the complaint.

Dorothy Tucker, president of the National Association for Black Journalists, voiced her support for Morehead and implores companies to use this case as an example of what not to do.

“The Andrea Morehead case is disturbing on several levels,” Tucker said in a statement. “We first pray for her health and strength in dealing with both the physical, mental and financial aspects of her challenges. We will continue to monitor this case as it winds its way through the courts. We implore all companies to adhere to federal laws, privacy issues and best practice management protocols when dealing with such issues.”

EXHIBIT C

Mr. Soohyung Kim,

This letter was sent the beginning of December to the entire BOD. All the C-Level Executive are aware of him and his historical behavior, the local (Denver) and Corp. HR team is protecting him, there are high double-digit formal complaints about him over the last 30 years. Since this was sent, he has forced the DOS after just 13 short months. Yet another talented person that has left because of him, he is now a GM in Phoenix. He told numerous people in the building he was leave because of the harassment and cruel behavior by the GM. Our company has lost another quality leader, this time in the sales department. There continues to be a huge cover up going on and its our responsibility, as is our board and executive board to report and fix this consistent problem that is costing our company.

KUSA hopes you can do something about the blind eye on this situation, or we will continue to act until we are heard. Seeing you in the media, we hope you can help.

Tegna Board of Directors,

I'm writing to each of you because of decades of verbal and metal abuse, sexist comments, intimidation and bullying that is taking place in Denver Colorado. In addition, through our research about other properties in the Tegna portfolio. We can no longer sit by and watch and hear about Mark Cornetta. He has eroded, destroyed and daily makes seismic shifts in the culture, people, and employee's families that were employed and those currently still employed. Numerous employees in three departments (news, sales and marketing) including two managers are in continued talks about next steps. The head of HR Melissa Jones and locally Jessica Hobbs are aware of his behavior and have numerous examples of historical abusive and retaliatory behavior complaints. Earlier this year a group went to HR in Denver about Mr. Cornetta. We feel we have nowhere else to turn but to the stake holders of our company. It's our duty and responsibility as a public traded company to bring this to the board's attention. In our #METOO world we are all ready to tell our story for the entire country to hear. Please don't brush over our story.

A large portion of the staff is afraid of the consistent repercussion from Mr. Cornetta. History has shown in three different departments that if you speak up... your days are numbered. His pattern is first playing aggressive offense through his words and actions, then silence as he imposes and his narrative to his managers and HR to make plans for the employee exit, then a gag order contract is presented/offered with a small, medium or large payout. The organization then pays multiple people to go away, check the books. Why are employees that have spoken up then shown the door, it's consistent retaliatory behavior. HR then tells employees if they want exit money, they must sign the confidentiality contract for life.

A few examples of the comments made by Mr. Cornetta include but are not limited to the following. These examples will show how serious, disturbing and inappropriate his words are.

He was overheard in his office on the phone saying, don't worry about that queer, I will handle him.

He told an employee, if I have too, I will take him behind the woodshed.

He said to a male employee, what's wrong with him, is he a retard?

Spoken to a female employee, don't have a glass jaw!

He asked one employee, where did you get your education?

Spoken and implied to numerous males' employees on staff about his large penis size and that is a "big part" of why he is so confident and successful in the business world.

This was said in front of the station staff in the main studio during Bobby Springers going away party to become the GM in Houston, Steve Carter (the former GM) gave him a western shirt and Mr. Corletta said, do they make those in men's colors. This is one of the phrases he has made to many male employees on numerous occasions.

He walks the halls and makes scouring looks at people without any verbal communication. Mr. Cornetta almost daily walks into meetings unannounced and or invited and becomes a disrupter by undermining the leader and ridiculing anyone who speaks. These meetings then become a lecture on how he used to do it which belittles everyone and immediately stops any dialogue and progress. Everyone is upset, frustrated and tired with his intimidation, inappropriate comments/actions and old school tactics.

Numerous times, he called out our former News Director in meetings making her retreat to her office in tears in front of the staff. She complained to HR on a few different occasions, HR should have those notes. We have heard numerous stories as well from the Marketing and Sales Departments as well. Since Mark has returned both of those department have had a 70-85% turn over the last year. Again, please check the turnover rate since he has returned to day to day operations in Denver.

As employees and people who care deeply about our station and each other, we are ready to stand up and be heard through a journalistic outlet. We hope this will finally get the attention it deserves. Many of us have been told that Dave Lougee and Lynn Beall are aware of his actions and language over the last few decades in Denver and how this has always been consistent behavior at numerous other stations he manages. Earlier in the year Mrs. Beall paid our station a visit, we heard that it was to address more complaints about Mr. Cornetta. His behavior changed for a few weeks/months and he is now back at his intimidation and bullying behavior. We heard they also tried to fix his behavior by sending him to a very expensive charm school at Stanford, it didn't work. This is a huge problem for Denver/Tegna in the past people were afraid due to his retaliation history and how things always get covered up. A group of us are not afraid anymore, he is ruining the station/company brand and peoples personal and profession lives.

Cc: Howard D. Elias, Gina L. Bianchini, Stuart J. Epstein, Linda Fonseca, Scott K. McCune, Henry W. McGree, Susan Ness

EXHIBIT D

LIMITED POWER OF ATTORNEY

The undersigned, Soohyung Kim, Chief Executive Officer and Investment Manager of Standard General Master Fund L.P. (“SGMF”), the record owner of 100 shares of common stock, $1.00 par value per share, of TEGNA Inc., is authorized and empowered to, and does hereby make, constitute, and appoint the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, and the partners, associates and employees, or other persons designated by them, acting singly or in combination, as SGMF’s true and lawful agent and attorney-in-fact with the power and authority to act in SGMF’s place and stead and on SGMF’s behalf to make a demand pursuant to Section 220 of the Delaware General Corporation Law to inspect certain books and records of TEGNA Inc. as set forth in the accompanying letter to the Board of Directors of TEGNA Inc., and to do all other things which SGMF could do pursuant to Section 220 of the Delaware General Corporation Law.

Pursuant to 10 Del. C. § 3927, I declare under penalty of perjury under the laws of Delaware that the foregoing statements are true and correct.

Executed this 8th day of April, 2021

STANDARD GENERAL MASTER FUND L.P.

By:
Name: Soohyung Kim
Title: Chief Executive Officer, Investment Manager